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                                                                                                   EXHIBIT 12.1

                                        SOLECTRON CORPORATION AND SUBSIDIARIES
                        STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (In thousands, except ratio of earnings to fixed charges)


                                                                                          Six Months Ended
                                            Year Ended August 31,                    --------------------------
                                  -------------------------------------------------  February 28,  February 29,
                                   1991       1992     1993       1994      1995        1995          1996
                                  -------   -------   -------    -------   --------  ------------  -------------
Earnings:
 Income before income taxes...... $16,442   $24,144   $48,613   $ 84,159   $120,494      $54,890        $83,328
 Fixed charges...................   6,145     9,779    16,138     16,802     15,578        8,528          5,003
                                  -------   -------   -------   --------   --------     --------        -------
                                  $22,587   $33,923   $64,751   $100,961   $136,072      $63,418        $88,331
                                  -------   -------   -------   --------   --------     --------        -------
                                  -------   -------   -------   --------   --------     --------        -------
Fixed Charges:
 Interest portion of
   annual rent expense (1)....... $ 3,966   $ 4,393   $ 5,560   $  6,127   $  6,027      $ 3,063        $ 3,013
 Interest expense................   2,179     5,386    10,578     10,675      9,551        5,465          1,990
                                  -------   -------   -------   --------   --------     --------        -------
                                  $ 6,145   $ 9,779   $16,138   $ 16,802   $ 15,578      $ 8,528        $ 5,003
                                  -------   -------   -------   --------   --------     --------        -------
                                  -------   -------   -------   --------   --------     --------        -------
Earnings to fixed charges
 ratio...........................  3.68      3.47      4.01       6.01       8.73         7.44           17.66(2)

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(1) Total annual rent expense of certain facilities in Milpitas, California, and one third of annual rent expense for all other facilities was deemed to be representative of the interest factor in rent expense.

(2) The ratio of earnings to fixed charges for the six months ended February 29, 1996 includes the conversion of the Company's zero-coupon convertible subordinated notes due 2012 (principally in the fourth quarter of fiscal year 1995), but excludes the Company's issuance of 6% Convertible Subordinated Notes due 2006 and 7 3/8 Senior Notes due 2006, Series A completed in February 1996.